EXHIBIT 24


                                POWER OF ATTORNEY

I appoint Siri S. Marshall, Michael L. Davis, Elizabeth L. Wittenberg, Trevor V. Gunderson and Kathleen M. Curran, together and separately, to be my attorneys-in-fact. This means they may, in my place:

o sign Securities and Exchange Commission Forms 3, 4, and 5, and all amendments to these forms, reporting transactions in General Mills' equity securities;

o    file these forms and amendments with the SEC;

o    perform the acts that need to be done concerning these filings; and

o    name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

The attorneys-in-fact, in acting at my request, are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. General Mills is not assuming my Section 16 responsibilities either.

This Power of Attorney remains in effect until:

o I am no longer required to file Forms 3, 4 and 5 for General Mills' securities; or

o I revoke it, in writing, and deliver the revocation to my attorneys-in-fact.


                                                     s/ Michael D. Rose
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                                                     Michael D. Rose
                                                     Dated:  February 9, 2004
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